Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
UNITED RESTAURANT MANAGEMENT, INC.
(the “Corporation”)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware,

Steven L. White certifies:

1.

He is the Chief Executive Officer, President, and Secretary of United Restaurant Management, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”);

2.

Article Fourth of the Corporation’s Certificate of Incorporation is to be amended to read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares of which 100,000,000 shares are designated as common stock, par value is $.001 per share and 10,000,000 shares of which are designated as preferred stock, par value $.001 per share

Each share of the Corporation’s common stock shall be automatically changed and reclassified into twenty (20) fully paid and nonassessable shares of the Corporation’s common stock.  This forward split shall be effective upon the filing of this Certificate of Amendment for all shares of the Corporation’s common stock outstanding on April 21, 2008.

The Board of Directors of the Corporation is hereby authorized to, by any resolution or resolutions duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation, authorize the issuance of any or all of the preferred stock in any number of classes or series within such classes and in the resolution or resolutions authorizing such issuance, to set all terms of such preferred stock of any class or series, including, without limitation:

(a)

the designation of such class or series, the number of shares to constitute such class or series, whether the shares shall be of a stated par value or no par value, and the  stated value thereof if different from the par value thereof;

(b)

whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

(c)

the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other class or series of preferred stock;

(d)

whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices, and other conditions of such redemptions;

(e)

the amount or amounts payable upon shares of such class or series upon, and the   rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon distribution of the assets, of the Corporation;

(f)

whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(g)

whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series of preferred stock or of any other class; and

(i)

any other powers, preferences, and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any such series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

3.

This Certificate of Amendment to the Certificate of Incorporation has been duly adopted and declared advisable by the Board of Directors of the Corporation in accordance with Sections 242 of the General Corporation Law.

4.

This Certificate of Amendment to the Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by the holders of a majority of the outstanding stock entitled to vote thereon through written consent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 15th day of July, 2008.

/s/ Steven L. White

Steven L. White
Chief Executive Officer, President and Secretary

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